                                                                     EXHIBIT 5.1


                   [Letterhead of Morgan, Lewis & Bockius LLP]


101 Park Avenue
New York, NY  10178-0600
212-309-6000
Fax: 212-309-6273



                                                              May 4, 1998


Travel Services International, Inc.
220 Congress Park Drive
Delray Beach, FL  33445

              Re:  Shelf Registration Statement on Form S-1

Ladies and Gentlemen:

              We have acted as counsel to Travel Services International, Inc., a Delaware corporation (the "Company"), in connection with the filing of a Shelf Registration Statement on Form S-1, including the exhibits thereto (the
"Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), for the registration by the Company of 3,175,000 shares (the "Shares") of Common Stock, par value $.01 per share, which may be issued (i) to the Selling Stockholders (as such term is defined in the Registration Statement) and
(ii) from time to time in connection with the acquisition by the Company of other businesses, and which may be reserved for issuance pursuant to, or offered and issued upon exercise or conversion of, warrants, options, convertible notes or other similar instruments ("Other Securities") issued by the Company from time to time in connection with any such acquisition.

              In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents and records as we have deemed necessary. We have assumed that (i) the Registration Statement, and any amendments thereto, will have become effective; and (ii) all Shares will be issued in compliance with applicable federal and state securities laws.

              With respect to the issuance of any Shares, we have assumed that the issuance of such Shares will have been duly authorized and, if applicable, such Shares will have been reserved for issuance upon the exercise or conversion of Other Securities; and we have further assumed that the Shares will have been issued, and the certificates evidencing the same will have been duly executed and delivered, against receipt of the consideration approved by the Company which will be no less than the par value thereof.

              Based upon the foregoing, we are of the opinion that, upon issuance, all of the Shares will be duly authorized and validly issued, fully paid and non-assessable.

              The foregoing opinion is limited to the laws of the States of Delaware.

              We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Experts." In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.


                                       Very truly yours,

                                       /s/ Morgan, Lewis & Bockius LLP
                                       -------------------------------
                                           MORGAN, LEWIS & BOCKIUS LLP